UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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INNOSPEC INC.

(Name of Registrant as Specified In Its Charter)

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INNOSPEC INC.

220 Continental Drive	DR. ROBERT E. BEW
Newark, DE 19713	Director and Chairman

Dear Stockholder:	March 27, 2009

You are cordially invited to attend the Annual Meeting of Stockholders of Innospec Inc. (the “Corporation”), which will be held on Thursday, May 7, 2009 at 10:00 a.m. local time, in the Boardroom, the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, USA. Stockholders are advised to arrive at the reception area at 9.30 a.m. to allow sufficient time for security clearance.

This year you are asked to re-elect one director and to ratify the selection of our independent registered public accounting firm. Information about the business of the meeting, the nominee for election as a member of the Board of Directors, and the ratification of our independent registered public accounting firm is set forth in the formal meeting notice and Proxy Statement on the pages that follow.

This year we are taking advantage of the new Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the internet. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement, as well as how to submit your proxy over the internet. If you would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials. The instructions are included in the Notice.

The Corporation’s fiscal year 2008 Annual Report on Form 10-K has been posted on the internet and is available to be mailed to stockholders who request written materials, but it is not part of the proxy solicitation material.

It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, whether or not you intend to attend the session in person, we hope that you will vote via the internet or by telephone in accordance with the instructions on your Notice. Alternatively, if you have requested written proxy materials, you may vote by signing, dating and returning your Proxy Card. If you sign and return your Proxy Card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendations as set forth in the attached Proxy Statement.

Sincerely,

DR. ROBERT E. BEW

Director and Chairman

i

INNOSPEC INC.

220 Continental Drive

Newark, DE 19713

USA

Notice of Annual Meeting of Stockholders

May 7, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Innospec Inc. (the “Corporation”) will be held at 10:00 a.m. local time on Thursday, May 7, 2009 in the Boardroom, the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, USA for the following purposes:

1.	To re-elect one current director to serve until the 2012 Annual Meeting;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed March 11, 2009 as the date of record for the meeting and only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any postponement or adjournment thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting both at the meeting and during normal business hours at the Corporation’s offices at 220 Continental Drive, Newark, DE 19713, USA for a period of ten days prior to the meeting.

By Order of the Board of Directors,

Andrew Hartley

Vice President and General Counsel

March 27, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR NOTICE OR ALTERNATIVELY IF YOU HAVE REQUESTED WRITTEN PROXY MATERIALS, MARK, SIGN AND DATE THE PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. IN ADDITION, YOUR PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE CORPORATION OR BY DELIVERY OF A LATER DATED PROXY.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 7, 2009. Our Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/iosp.

INNOSPEC INC.

220 Continental Drive

Newark, DE 19713

USA

PROXY STATEMENT

March 27, 2009

for

Annual Meeting of Stockholders

To Be Held On May 7, 2009

This proxy statement (the “Proxy Statement”) is being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of Innospec Inc., a Delaware corporation (the “Corporation”) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) for use at the annual meeting of stockholders to be held on Thursday, May 7, 2009 at 10:00 a.m. local time, and at any adjournments or postponements thereof (the “Annual Meeting”). The purpose of the Annual Meeting is:

1.	To re-elect one director to the Board. The Board intends to present for re-election the following nominee: James M.C. Puckridge;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2009 fiscal year;

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Quorum

This year, the Corporation is furnishing proxy materials to stockholders via the internet. If you received a Notice Regarding the Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders on March 27, 2009.

You may also request a printed copy of the proxy solicitation materials by following the instructions, included in the Notice, for requesting these materials, or by any of the following methods: via the internet at www.envisionreports.com/iosp; by telephone at 1-866-641-4276; or by sending an e-mail to investorvote@computershare.com with “Proxy Materials Innospec Inc.” in the subject line.

We first made available the proxy solicitation materials on the internet at www.envisionreports.com/iosp on or around March 27, 2009 to all holders of record of Common Stock at the close of business on March 11, 2009 (the “Record Date”). Our 2008 Annual Report on Form 10-K was made available at the same time and by the same methods.

Each outstanding share of Common Stock entitles the holder thereof as of the record date to one vote (or where a part share shall be owned, a proportionate part of the vote of one share) on each matter to come before the Annual Meeting. As of the Record Date, excluding treasury stock, there were 23,613,472 shares of Common Stock outstanding. There are no other outstanding voting securities of the Corporation other than the Common Stock.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding and entitled to vote will constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum. At the Annual Meeting, election inspectors will determine whether or not a quorum is present.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner with respect to such item.

Proxies

If you prefer to receive written copies of our proxy materials and vote your proxy by post, then ensure the proxy card (the “Proxy Card”) is properly signed, dated and returned to the Corporation, the individuals identified as proxies thereon will vote the shares represented by the Proxy Card in accordance with the directions noted thereon. Alternatively, you can cast your vote via the internet or by telephone as set out in the Notice. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed Proxy Card will be voted as the Board of Directors recommends. The Corporation’s management does not know of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are presented, all proxies will be voted in accordance with the recommendations of the Corporation’s Board of Directors unless the stockholder otherwise specifies in the Proxy Card.

Returning your completed Proxy Card or voting via the internet or by telephone will not prevent you from voting in person at the Annual Meeting if you are present and wish to vote. In addition, you may revoke your proxy at any time before it is voted by sending written notice of revocation or by submission of a properly executed proxy bearing a later date to the Secretary of the Corporation prior to the Annual Meeting at the Corporation’s principal executive offices at the address above.

Required Votes

Proposal One (Re-Election of a Director): The election of directors is decided by the affirmative vote of a plurality of the votes duly cast by holders of all shares entitled to vote in the election. Abstentions and broker “non-votes” are not counted as votes cast for the purpose of electing directors. Accordingly, abstentions and broker “non-votes” will not be taken into account and, therefore, will not affect the outcome of the election of directors.

Proposal Two (Ratification of Appointment of Independent Registered Public Accounting Firm): The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009. A broker or nominee has discretion to vote on this matter. Accordingly, both abstentions and broker “non-votes” will be treated as present and entitled to vote and, therefore, will have the effect of votes against this proposal.

Recent Developments

On March 20, 2009, Mr. Paul W. Jennings resigned as director and President and Chief Executive Officer of the Corporation. In this regard, the Corporation has filed on March 24, 2009 a periodic report on Form 8-K which includes a copy of the press release issued by the Corporation and information on the terms on which Mr. Jennings separated from the Corporation.

PROPOSAL ONE

(Item 1 on the Proxy Card)

Re-election of Current Director

The Bylaws of the Corporation provide that the number of directors shall be not less than three nor more than twelve members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors, and that the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. By resolution of the Board of Directors dated May 5, 2008, the Board of Directors reduced the number of members on the Board of Directors from nine to seven with effect immediately following the 2008 Annual General Meeting; three in Class I, two in Class II and two in Class III and the appointments of the directors in such Classes expire at the Annual Meetings of the Corporation in 2011, 2009 and 2010, respectively.

One director in Class II, Mr. James M.C. Puckridge, whose term expires at the upcoming Annual Meeting, has been nominated for re-election to serve until the Corporation’s 2012 Annual Meeting. See “Management—Nominees for Director” for information with respect to Mr. Puckridge. The Corporation believes that Mr. Puckridge is willing to be elected and to serve. In the event that the nominee is unable to serve or is otherwise unavailable for election the incumbent Board may or may not select a substitute nominee. If a substituted nominee is selected, all proxies will be voted for the person selected.

The other director in Class II, Mr. Paul W. Jennings, whose term was to expire at the upcoming Annual Meeting, resigned as of March 20, 2009.

The election of directors at the Annual Meeting requires a plurality of the votes actually cast by the stockholders present (in person or by proxy) at the meeting and entitled to vote. There is no cumulative voting as to any matter, including the election of directors.

The Board of Directors recommends a vote “FOR” the re-election of the nominee current director.

PROPOSAL TWO

(Item 2 on the Proxy Card)

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of the Corporation with respect to the 2009 fiscal year to examine the financial statements of the Corporation for the fiscal year ending December 31, 2009 and to perform other appropriate accounting services. PricewaterhouseCoopers LLP served as the Corporation’s independent registered public accounting firm for fiscal year 2008.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to questions and to make a statement if such representative desires to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms.

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

MANAGEMENT

The following sets forth certain information as of March 11, 2009 with respect to the Corporation’s nominees for directors, the Corporation’s continuing directors and certain officers of the Corporation and its subsidiaries (including all executive officers of the Corporation). Officers of the Corporation serve at the discretion of the Board of Directors.

Nominees for Director

Class II Director who will serve until the 2012 Annual Meeting and is seeking re-election

Mr. James M. C. Puckridge—Director since May 7, 1998	Age: 73

Mr. Puckridge was Chairman of Elf Atochem UK Limited, a position he assumed in 1990, until his retirement on December 31, 1998. Prior to that he was Managing Director of the same organization. He is a past President of the British Plastics Federation and a former Council Member of the Chemical Industries Association, where he was Chairman of the General Purpose and Finance Committee. He has been Chairman of the Trustees of the Innospec Limited Pension Plan since October 3, 2000. Mr. Puckridge is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee.

Mr. Paul W. Jennings—Director since June 23, 2005	Age: 51

Mr. Jennings was the other Class II director who was intended to be nominated for re-election at the Annual Meeting. Mr. Jennings, however, resigned as a director (and as President and Chief Executive Officer) on March 20, 2009, leaving a vacancy of a Class II directorship on the Board of Directors. Mr. Jennings served as President and Chief Executive Officer of the Corporation since his appointment to this position on June 23, 2005. Prior to this he served as Executive Vice President and Chief Financial Officer having joined the Corporation in November 2002. Before joining the Corporation, Mr. Jennings served as Chief Financial Officer for Griffin LLC, a joint venture between Griffin Corporation and Du Pont in the crop protection chemical industry based in the USA. From 1986 to 1999, Mr. Jennings held the positions of Chief Financial Officer and Vice President—Finance for various divisions and regions of Courtaulds plc working in Europe, USA and Singapore spanning the fiber, chemical, film and coating industries. Mr. Jennings was appointed as a non-executive director of Exide Technologies with effect from September 18, 2006.

Continuing Directors

Class III Directors who will serve until the 2010 Annual Meeting

Dr. Robert E. Bew—Director and Chairman since May 7, 1998	Age: 72

Dr. Bew serves as Non-Employee Chairman of the Corporation. Until January 1, 2001 he was Chairman of the European Process Industries Competitiveness Centre, an organization specializing in increasing competitiveness in process industries, and until 2002 he was Chairman of the Teesside Chemical Initiatives (TCI). He spent over thirty five years with ICI, most recently as Chief Executive Officer of ICI’s International Chemical & Polymer division based in Teesside, UK. Previously he served as head of ICI Corporate Planning and between 1995 and 1997 he was also Chairman of Phillips Imperial Petroleum Limited, a refinery joint venture between ICI and Phillips Petroleum. Dr. Bew is a member of the Audit Committee and the Nominating and Governance Committee. In connection with Mr. Jennings’ resignation as President and Chief Executive Officer, Dr. Bew will oversee the Corporation in conjunction with its current management until a replacement President and Chief Executive Officer is found.

Mr. Martin M. Hale—Director since February 27, 1998	Age: 68

Mr. Hale is a director of Chemtura Corporation (formerly Great Lakes Chemical Corporation (“Great Lakes”) which merged with Crompton Corporation to form Chemtura Corporation on July 1, 2005), having been a Director of Great Lakes since 1978 and from 1995 until May 2000 served as Chairman. Prior to 1983, Mr. Hale was President and Chief Executive Officer of Marsh & McClennan Asset Management Company. From 1983 to 2001 Mr. Hale was Executive Vice President and Partner of Hellman Jordan Management Co, a registered investment adviser. He also serves as an Honorary Trustee of the Museum of Fine Arts, Boston. Martin Hale is the brother of Charles Hale who was also a Director of the Corporation until his retirement after the 2008 Annual Meeting. Mr. Hale is the Chairman of the Audit Committee.

Class I Directors who will serve until the 2011 Annual Meeting

Mr. Hugh G. C. Aldous—Director since January 11, 2005	Age: 64

Mr. Aldous currently serves as Chairman of Eastern European Trust plc, a London listed co-investor in Russia and Eastern Europe, Chairman of Melorio plc, a London quoted holding company in the training industry and Chairman of Capita Sinclair Henderson Limited, a company servicing the fund management industry and a subsidiary of the London listed Capita Group plc. Mr. Aldous is also a non-executive director of two other UK listed public investment companies, Henderson TR Pacific Investment Trust plc and Elderstreet Venture Capital Trust plc. He is also a director of Polar Capital Holdings plc, a London quoted asset management company. Mr. Charles Hale, a former director of ours, is also a director of that company. Mr. Aldous was a member of the UK Competition Commission, has authored several reports on corporate governance issues, has served as the audit committee chairperson for several companies and currently chairs the audit committee of two public companies and serves as a member of the audit committee of another. He was formerly a partner at Grant Thornton LLP, Chartered Accountants, and previously Robson Rhodes LLP, Chartered Accountants where he served as Chief Executive Officer from 1987 to 1997. Robson Rhodes merged with Grant Thornton on July 1, 2007. Mr. Aldous continues as a consultant to Grant Thornton UK LLP. Mr. Aldous is Chairman of the Nominating and Governance Committee and a member of the Audit Committee.

Mr. Peter Fearn—Director since January 1, 2008	Age: 55

Mr. Fearn is currently President of Dipharma Srl, an Italian chemicals company supplying the pharmaceuticals industry. He is also Chairman of Linpac Group Ltd, a UK international packaging company and Chairman of Kalle GmbH, a German meat casings company. He also owns SKMP Limited, a consulting firm specializing in mergers and acquisitions in the chemicals industry. Between 2002 and 2005, he was Chief Executive Officer of Finnish Chemicals Oy. Previously, Mr. Fearn was a main board director of Laporte plc, the British specialty chemicals company and Chief Executive Officer of their Specialty Organics division. Earlier in his career, he was with Courtaulds plc for approximately twelve years and was a Member of their Group Executive, as well as Chief Executive Office of the Coatings Division for Europe, Africa and the Middle East, having previously held several international positions. A Fellow of the Institute of Chartered Accountants (FCA), Mr. Fearn began his career with KPMG. Mr. Fearn is a member of the Compensation Committee.

Mr. Joachim Roeser—Director since January 1, 2008	Age: 54

Mr. Roeser is currently Chief Executive Officer of the Amber Chemical Group, a global specialty silicone producer owned by Caledonia Investments and Non-Executive Chairman of Fluidata, a business internet service provider company. He is a German national and has lived and worked in Belgium, France and Germany as well as in the UK. Previously, he was President and Chief Executive Officer of Luzenac, a Rio Tinto subsidiary and the world’s leading talc mining producer, for five years. Prior to that, Mr. Roeser was European President of Ferro Corporation. He started his career thirty years ago in the emulsifier and starch industry before joining Arco Chemical in 1983, where he held a number of senior management positions, and ultimately served as Global Business Director, Styrene for two years. Mr. Roeser earned his Bachelor of Science degree in Chemical Engineering from the University of Wuppertal. Mr. Roeser is a member of the Compensation Committee.

Officers (other than those who are directors and listed above)

Mr. Ian P. Cleminson (Appointed July 3, 2006)	Age: 43

Mr. Cleminson serves as Executive Vice President and Chief Financial Officer to the Corporation, having joined it in February 2002. Prior to his appointment as Chief Financial Officer, Mr. Cleminson was Financial Controller for the Fuel Specialties and Active Chemicals divisions within Innospec. He joined the Corporation from BASF plc where between 1999 and 2002 he served as Financial Controller of their Superabsorbants division. Previously, he worked as a senior manager with KPMG, the global accountancy firm, having worked as an accountant in private practice since 1989.

Mr. Andrew Hartley (Appointed November 1, 2004)	Age: 52

Mr. Hartley serves as Vice President and General Counsel to the Corporation, having been appointed as Corporate Secretary on November 1, 2004. Prior to this, Mr. Hartley was Company Secretary and General Counsel of BASF plc, the UK subsidiary of the global chemical company, BASF AG. He has held in-house legal positions since 1990, prior to which he worked in private practice.

Dr. Catherine Hessner (Appointed August 12, 2003)	Age: 50

Dr. Hessner serves as Senior Vice President, Human Resources of the Corporation, having joined it in March 2003. Prior to joining the Corporation, she served as European Human Resources Director for Nova Chemicals, a US commodity chemicals company. From 1995 to 1999, Dr. Hessner served as European HR Director, based in the UK, for Anheuser-Busch, the US brewing corporation and, prior to that, spent nine years with various divisions of Mars Incorporated in a variety of human resources and general business roles.

Dr. Ian McRobbie (Appointed May 7, 2002)	Age: 60

Dr. McRobbie serves as Senior Vice President, Research and Technology, having joined the Corporation in January 2002. Between 1989 and 2002 he was Technical Director of A H Marks and Company Limited, a privately owned British chemical company operating in agrochemical and specialty chemical markets. Prior to this, he worked in senior research and manufacturing roles for Seal Sands Chemical Co. Limited (a wholly owned subsidiary of the Hexcel Corporation based in California) and BTP plc (now part of Clariant).

Mr. Richard T. Shone (Appointed May 7, 2002)	Age: 61

Mr. Shone serves as Vice President, Safety, Health and Environment of the Corporation, having joined the Corporation in a similar capacity in May 1997. Prior to that, from 1986, he served as General Manager, Group Safety Hazards and Environment of Laporte plc, having previously worked for the UK’s Health and Safety Executive.

Mr. Patrick S. Williams (Appointed September 6, 2005)	Age: 44

Mr. Williams serves as Executive Vice President and President, Fuel Specialties of the Corporation. Prior to holding this position, Mr. Williams held a number of senior management and sales leadership positions in Innospec Fuel Specialties LLC, latterly acting as the Chief Executive Officer of this business. Before joining the predecessor company of Innospec Fuel Specialties LLC, Starreon Corporation, in 1993, Mr. Williams established a number of businesses and currently holds equity positions in a small exploration and oil production company and a real estate business.

Mr. Charles M. Hale, Director since May 7, 1998 and Mr. Samuel A. Haubold, Director since November 19, 2002 retired immediately after the 2008 Annual Meeting.

Family Relationships

Charles Hale, who retired as a director of the Corporation in May 2008, is the brother of Martin Hale, who is also a director of the Corporation. There are no other family relationships between any of the persons referred to in the sections “Nominees for Director”, “Continuing Directors” or “Officers” above.

LEGAL PROCEEDINGS

The Corporation’s Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 20, 2009, sets forth details of legal proceedings in which the Corporation is involved. Information relating to such legal proceedings is incorporated herein by reference.

No director or officer and, to our knowledge, no affiliate of the Corporation or any associate of any director or officer is involved, or has a material interest in, any proceedings which would have a material adverse effect on the Corporation.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner consistent with all applicable legal and regulatory requirements as well as the highest standards of business ethics and integrity. The Corporation has adopted a set of Corporate Governance Guidelines available on the Corporation’s website, including specifications for director qualification and responsibility, which the Board and senior management believe promote this purpose and represent best practices. The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates the Corporate Governance Guidelines.

The guidelines can be accessed electronically in the Investor Relations section of our website, www.innospecinc.com, by writing to Investor Relations at Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, or by e-mailing investor@innospecinc.com.

Information about the Board of Directors

Attendance

The Board of Directors met ten times and the Committees of the Board met a total of twenty one times, during the Corporation’s fiscal year ended December 31, 2008. Directors are expected to attend all Board Meetings and meetings of committees on which they serve. All of the directors attended the 2008 Annual Meeting. Each of the directors attended all of the meetings of the Board and meetings of committees of the Board on which he served in person or by teleconference.

Independent Board of Directors

The Board of Directors, after considering broadly all relevant facts and circumstances of which it is aware, including those matters set forth under “Certain Other Transactions and Relationships” and under “Management—Family Relationships”, has determined that a majority of its members are independent within the meaning of the NASDAQ Stock Market listing rules applicable on the date hereof.

The Corporation adopted the following standards for director independence in compliance with NASDAQ’s corporate governance listing standards.

1.    No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Corporation or its wholly-owned subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Corporation). These determinations must be disclosed.

2.    The Board has established the following criteria for determining director independence:

a.    A director who is an employee, or whose immediate family member is an executive officer of the Corporation, is not “independent” until three years after the end of such employment relationship;

b.    A director who receives, or whose immediate family member receives, more than $60,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $60,000 per year in such compensation;

c.    A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external registered public accounting firm of the Corporation is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

d.    A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship; and

e.    A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $200,000, or 5% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

The Board determined that each member of the Board, except for Mr. Jennings (who has since resigned), meets the aforementioned independence standards. Prior to his resignation, Mr. Jennings did not meet the aforementioned independence standards, because, as President and Chief Executive Officer of the Corporation, he was also an employee of the Corporation.

The Corporation is listed on the NASDAQ Stock Market (“NASDAQ”). Rule 4200(a) (15) of NASDAQ’s Marketplace Rules sets forth the applicable criteria for determining director independence. By virtue of Rule 4200(a) (15), all directors of the Corporation, except for Mr. Jennings (who has since resigned), may be defined as independent.

Executive Sessions of Non-Employee Directors

“Non-employee” directors are all those who are not Corporation officers, and includes such directors who are not independent by virtue of a material relationship, former status or family membership, or for any other reason. Executive sessions are led by the Chairman. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Chairman at his own discretion or at the request of the Board. Dr. Robert E. Bew has been designated as the Chairman. There were three executive sessions during the fiscal year 2008.

Contacting the Board of Directors

Any stockholder who desires to contact the Chairman or any of the directors of the Corporation may do so via the following e-mail address: contact.board@innospecinc.com, or by writing to them at Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England. Communications received electronically or in writing will be forwarded to the addressee of the communication.

Committees of the Board of Directors

The Corporation has Audit, Compensation and Nominating and Governance Committees, the members of which are as shown below.

Audit Committee

The Audit Committee operates pursuant to a written Audit Committee Charter, and is responsible for monitoring and overseeing the Corporation’s internal controls and financial reporting process, the independent audit of the Corporation’s consolidated financial statements by the Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and the other responsibilities set forth in its Charter. The Audit Committee Charter was filed with the US Securities and Exchange Commission (the “SEC”) on March 31, 2005 in conjunction with the Corporation’s 2005 Proxy Statement. Mr. C. Hale served as a member of this Committee since its formation on May 11, 1998 until he retired from the Board on May 6, 2008. On February 20, 2002 Mr. M. Hale was appointed Chairman of the Committee. On March 31, 2004, Dr. Bew was appointed to the Committee. Mr. Aldous was appointed to the Committee on February 15, 2005. Dr. Bew resigned from the Committee with effect from December 31, 2005 and was re-appointed on July 28, 2008. Each of the members of the Committee meets the criteria for director independence for service on the Audit Committee as set forth in Rule 4350(d) of NASDAQ’s Marketplace Rules. The Audit Committee met eleven times during the fiscal year 2008.

All Audit Committee members possess the required level of financial literacy and at least one member of the Committee meets the current standard of requisite financial management expertise as required by NASDAQ on the date hereof. The Board of Directors has determined that Messrs. M. Hale and Aldous qualify as Audit Committee Financial Experts, as such term is defined in Item 401(h) of Regulation S-K, and are independent for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board made this determination based on Mr. M. Hale’s forty years of experience as a securities analyst and portfolio manager with emphasis on balance sheet study and his direct experience serving on the audit committee of the Great Lakes Chemical Corporation (now Chemtura Corporation) for the last twenty years (including five years as its chairman), and Mr. Aldous’ qualification as a chartered accountant and his previous role as a partner and Chief Executive Officer of Robson Rhodes LLP, Chartered Accountants and partner of Grant Thornton LLP, Chartered Accountants.

PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm, reports directly to the Audit Committee.

The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Corporation’s independent registered public accounting firm prior to the filing of officers’ certifications with the Securities and Exchange Commission (the “SEC”) to receive information concerning, among other things, significant deficiencies or material weaknesses in the design or operation of internal controls.

Any stockholder or employee may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Corporation without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Corporate Secretary or to the Audit Committee. Confidential, anonymous reports may be made by writing to: Corporate Secretary, Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England. The Audit Committee has adopted a Complaint Monitoring Procedure Policy to enable confidential and anonymous reporting to the Audit Committee. All complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters will be retained in accordance with the Corporation’s document retention policy.

The Corporation’s Internal Audit group reports directly to the Audit Committee.

The Corporation limits the number of public company audit committees on which its audit committee members may serve to three or less.

The Audit Committee Report appears later in this Proxy Statement.

Compensation Committee

The Compensation Committee operates under a written Compensation Committee Charter that governs its duties and standards of performance. The Charter was filed with the SEC on March 15, 2004 in conjunction with the Corporation’s 2004 Proxy Statement.

The Compensation Committee reviews management compensation programs, recommends compensation terms and agreements for senior executive officers to the Board for Board approval, reviews changes in compensation for senior executive officers and non-employee directors and administers the Corporation’s stock option plans. Mr. Puckridge and Mr. C. Hale were appointed to the Compensation Committee on February 20, 2002. Mr. C. Hale retired on May 6, 2008. Mr. Puckridge was appointed Chairman on March 31, 2004. Mr. Haubold was appointed to the Compensation Committee on April 1, 2004 and he retired on May 6, 2008. Mr. Fearn and Mr. Roeser were appointed to the Compensation Committee on July 28, 2008. Each of the members of the Compensation Committee meets the criteria for director independence as set forth in Rule 4200(a) (15) of NASDAQ’s Marketplace Rules. The Compensation Committee met six times during the fiscal year 2008.

Compensation Committee Interlocks and Insider Participation

As described under “Director Independence” above, each of the Compensation Committee members are independent under the rules of the NASDAQ Stock Market and under the Corporation’s independence criteria.

During 2008 no Compensation Committee members were officers or employees of the Corporation, were former officers of the Corporation or were engaged in transactions with a related person that would be required to be disclosed by the rules promulgated by the SEC.

In addition, during 2008 none of the Corporation’s executive officers served as directors or board committee members of other entities, of which no executive officers served as a director of the Corporation or as a member of any of the Corporation’s Board Committees.

The Compensation Committee Report appears later in this Proxy Statement.

Nominating and Governance Committee

On November 19, 2002, the Corporation formed a Nominating and Governance Committee and appointed Mr. Haubold as its Chairman and Mr. Puckridge as a member. Dr. Bew was appointed to the Nominating and Governance Committee on November 1, 2005. Mr. Haubold retired on May 6, 2008 and Mr. Aldous was appointed as its Chairman on July 28, 2008. The purpose of the Nominating and Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at the Annual Meeting of Stockholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board and management. The Nominating and Governance Committee met four times during the fiscal year 2008.

Each of the members of the Nominating and Governance Committee meets the criteria for director independence as set forth in Rule 4200(a) (15) of NASDAQ’s Marketplace Rules. The Nominating and Governance Committee operates under a written Nominating and Governance Charter that governs its duties and standards of performance. The Charter was filed with the SEC on March 15, 2004 in conjunction with the Corporation’s 2004 Proxy Statement.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any time during the year. The nominees for election at this year’s Annual Meeting of Stockholders were recommended for nomination by non-employee directors of the Corporation.

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for election to the Board as described in the Corporate Governance Guidelines which may be found at Appendix A of the Corporation’s 2004 Proxy Statement, and can also be found on the Corporation’s website www.innospecinc.com. In order for any candidate to be considered by the Nominating and Governance Committee, and if nominated, included in the Proxy Statement, such recommendation should be received no later than the deadline for submission of stockholder proposals. See “Stockholders’ Proposals for the 2010 Annual Meeting”. Recommendations should be sent to the Corporate Secretary and should specify the nominee’s name, qualification for Board membership and any other information required by the Corporation’s Bylaws. All properly submitted stockholder proposals for director nominees received by the Corporate Secretary will be submitted to the Nominating and Governance Committee for review and consideration.

Code of Ethics

Management has adopted a Code of Ethics, violations of which may be reported to the Chairman of the Nominating and Governance Committee or the Corporate Secretary. This Code of Ethics is intended to promote, among other things, honest and ethical conduct, full and accurate reporting and compliance with applicable laws and regulations.

Copies of Code of Ethics, Corporate Governance Guidelines and Committee Charters

Any stockholder who requires a copy of the Code of Ethics, Corporate Governance Guidelines or any of the Board Committee Charters may obtain one by writing to Investor Relations at Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, or by e-mail to: investor@innospecinc.com. These documents can also be accessed via the Corporation’s website, www.innospecinc.com. The Charters of the individual Committees may be accessed at the Corporation’s website at www.innospecinc.com under the “Investor Relations”, then “Corporate Governance” headings.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to help us recruit and retain the executive talent required to successfully manage our businesses. Accordingly, the overall compensation program is designed to motivate our employees to achieve business objectives and maximize their long-term commitment to our success by providing compensation elements that align executives’ interests with shareholder value and achievement of our long-term strategies and are within the framework of our overall principles of good corporate governance.

Compensation Philosophy

The compensation philosophy of the Corporation is to link executive compensation to continuous improvement in corporate performance and increases in stockholder value. The goals of the Corporation’s executive compensation programs are to:

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Establish pay levels that are necessary to attract and retain highly qualified executives in light of the overall competitiveness of the market for high quality executive talent and the Corporation’s unique business profile.

•	Recognize superior individual performance, new responsibilities and new positions within the Corporation.

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Balance short-term and long-term compensation to complement the Corporation’s annual and long-term business objectives and strategy and to encourage executive performance in the fulfillment of those objectives.

•	Provide variable compensation opportunities based on the Corporation’s performance.

•	Encourage stock ownership by executives.

•	Align executive remuneration with the interests of stockholders.

•	Focus on reward for achievement of exceptional performance.

The Corporation regularly carries out a review of the market to ensure that each component of our executive compensation program is competitive at the market median, and aims to provide a balance between fixed elements of pay and performance related elements. No element of compensation is driven by tax, accounting or regulatory considerations. Further information on each of the components of compensation is given below.

Role of the Compensation Committee and its advisors in determining compensation

The Corporation’s Compensation Committee is responsible for assisting the Board in fulfilling its responsibilities for establishing and maintaining executive compensation and incentive programs in accordance with the philosophy outlined above. The Compensation Committee provides oversight to ensure that compensation and incentive programs are competitive, closely related to the achievement of corporate objectives and aligned with long-term interests of shareholders. Independent advice is provided to the Compensation Committee by Hay Group, who were appointed by the Compensation Committee. As part of their role as advisors to the Compensation Committee, Hay Group undertake external benchmarking of the senior executive salaries and overall compensation packages and provide ad hoc advice and support to the Chairman of the Compensation Committee as required. In addition, they provide advice on the Chief Executive Officer’s (“CEO’s”) overall package and attend at least one Compensation Committee meeting a year. In 2008 the advisor provided direct input to one meeting of the Compensation Committee and had a number of telephone or e-mail discussions with the Chairman of the Committee. Any additional work undertaken by the advisor for the Corporation must have the approval of the Compensation Committee. The CEO makes recommendations to the Compensation Committee on the performance of the senior executive officers, excluding himself. The Senior Vice President, Human Resources provides information to the Compensation Committee as requested. No further role is played by executive officers. The Compensation Committee reviews and, if appropriate, approves the recommendations of the CEO on the base salary for the named executive officers. In addition, the Compensation Committee recommends a base salary for the CEO to the Board, taking into account the market information provided by Hay Group, the performance of the CEO in the previous year and the overall business performance and results.

Elements of Compensation

The material elements of compensation for the Corporation’s named executive officers are discussed and explained in separate sections below.

A. Base Salary

The level of base salary takes into account a number of factors. Each year the external market is assessed by Hay Group, as independent advisors, and base salary is targeted at the median level of the relevant market. In addition, the level and scope of responsibility, experience, and corporate, business unit and individual performance are all key criteria in evaluating role size and hence base salary determination.

The relevant external market and the Hay Group pay database used for executives based in the UK comprise UK-based roles within industrial and service companies. All executive jobs are assessed and graded using the Hay methodology as described above, ensuring that when they are matched into the database by Hay Group, only jobs which are of a similar size are included. We believe that this approach is appropriate as it takes into account the specific nature of the roles as well as the size of the Corporation, the nature of its business and the markets within which it operates.

In addition data for companies based in the UK with a revenue range of $280 million to $570 million and a market capitalization range of $330 million to $520 million is reviewed. This provides an additional check to ensure that there is consistency in the data.

For the executive based in the US, namely the position of Executive Vice President, Fuel Specialties, US Chemical Industry data is used. Again the role is assessed before matching it into the database to ensure it is compared with jobs of a similar size in the United States.

In setting base salaries the Compensation Committee’s philosophy is to target the median (50 th percentile) of the survey group. Individual salaries within a range are determined by each officer’s experience, expertise, overall performance and contribution to the Corporation and market competitiveness. We believe that this methodology enables us to remain competitive in our markets without incurring unnecessary costs. In 2008, the base salary increases for the other named executive officers were on average 6.1%, based on a competitive analysis. In the case of Mr. Jennings and Mr. Williams, following a decision to increase their salaries with effect from October 1, 2007 in recognition of their contribution for the extraordinary performance of the Company, it was agreed that their base salary would not be increased further in 2008. The base salary for Mr. Jennings therefore remained at $793,380 for 2008 paid in sterling and converted using the average exchange rate for 2008 of 1.889 and the base salary for Mr. Williams remained at $504,250 during 2008.

B. Incentives

Incentive programs are operated both over the short-term and the long-term. Linking a significant proportion of pay to performance is a key element of executive remuneration. In setting the policy levels, the Compensation Committee reviewed each element of overall compensation and targeted market median practice in terms of the different components, using the benchmark market specified above. The Compensation Committee believes that the overall compensation paid to our executive officers has the appropriate balance between long and short term incentives and cash and non-cash compensation, based on knowledge of market practices and input from its advisors. The Compensation Committee have formally reviewed the allocation of compensation between the different elements of reward and confirmed that the balance was appropriate and in line with market practice. The Compensation Committee target at least 50% of total compensation for the CEO to be delivered through both long and short term variable compensation. In the case of the CEO, over 50% of his overall target compensation was delivered through variable compensation in 2008.

i) Annual Incentives

Management Incentive Compensation Plan (MICP)

The Corporation’s short term incentive plan is the MICP which is driven by annual performance. For the executives and senior management team, payments are based on achievement against pre-determined targets set by the Board for corporate performance and business unit performance (where appropriate) and personal performance against objectives. All bonus payments are subject to a corporate performance threshold: if this is not achieved then no bonus payments are made to individuals for that year regardless of personal and business unit performance. Further, for those individuals with a business unit performance measure, if business unit performance is below a threshold level then no bonus will be paid for that year, irrespective of overall corporate and individual performance.

In the case of the CEO the Compensation Committee has set a target bonus of 55% of his base salary. In calculating the bonus due, 80% is based on the achievement of corporate targets and business performance and 20% is based on achievement of personal objectives. In the case of the named executives, the target bonus is set at 40% (33.33% in the case of Mr. Williams, Executive Vice President and President, Fuel Specialties), with 80% based on the Corporate and business performance and 20% based on achievement of personal objectives.

	Corporate/Business Performance	Personal objectives	Target Bonus as % of salary
CEO	80% of target bonus	20% of target bonus	55%
Senior Executives	80% of target bonus	20% of target bonus	40%[1]

1	In the case of Mr. Williams, the target bonus level under this Plan is set at 33.33%, as he is also eligible for an additional bonus of up to a maximum of 50% of his base salary under a US bonus plan.

The Compensation Committee reviews the allocation between business and personal performance each year to ensure it is appropriate.

The performance measures are also reviewed to ensure they remain appropriate and stretching. The corporate measures are currently based on achievement of targeted levels of corporate cash and corporate operating income. These are key performance indicators for the Corporation. Personal objectives are specific to the particular business area or function within which the executive operates. In addition to the personal element shown above, if an individual’s performance assessment for the year is below satisfactory then no bonus is paid at all.

The levels of target bonus are kept under review and are targeted at the median level against the market. The maximum bonus achievable for out-performance is also reviewed to ensure that the incentive to deliver exceptional performance is in line with market trends. In 2008, the maximum bonus achievable for out-performance was equal to 230% of target bonus for the CEO. This gives a maximum bonus potential of 126.5% of his base salary. In the case of the other executives, the maximum bonus potential is 92% of their base salary (76.6% in the case of Mr. Williams under this plan but see footnote 1 above). Maximum bonuses are awarded when the business exceeds its targets for the business results by 30%. If however the business results are less than 90% of the targets, no bonuses are paid to any executive, regardless of their personal performance.

No awards are made under the bonus scheme until the annual business results have been audited by the independent registered public accounting firm and approved by both the Audit Committee of the Board and the full Board.

In 2008, in determining the amount of bonus earned by the CEO, the Compensation Committee took into account, amongst other things, the strong operating performance of the business in a difficult economic climate, the development and successful implementation of a new strategy for the Active Chemicals business and his strong leadership across the Corporation during the year. Based on his strong personal performance and results of the Corporation, the Board approved the Compensation Committee’s recommendation for Mr. Jennings to be awarded a bonus of $405,814 which equates to 51.15% of salary and 93% of his target bonus.

A provision exists which allows for potential claw-back of bonuses already paid if, at some point in the future, it is identified that the audited results need to be materially restated.

Co-Investment Plan

In recognition of the need to align shareholder and executive interests, the Corporation introduced the Co-Investment Plan in 2004. Under the terms of the plan an executive may invest a portion of the annual bonus (paid in accordance with the targets above) to purchase shares in the Corporation and receive an award of matching shares as described below. If the executive receives a bonus for exceeding his targets, then the executive must use at least one-third of that part of his bonus which is in excess of his target bonus to purchase shares, which will be matched as indicated:

Bonus payment	Compulsory amount	Voluntary amount	Match

Up to target bonus level	None	Maximum 50% of payment	1 matching share for every 2 shares purchased

Above target bonus level	One third of any bonus payment above the target level	Up to maximum of 100% of any bonus payment above the target bonus level	1 matching share for every share purchased

All elections for deferral must be made within twenty one days of the bonus notification date. Shares will be purchased at market price on the next available trading opportunity in accordance with the Corporation’s trading policy. Participants in the plan must generally remain employed for three years and continue to hold the shares purchased under this plan in order to receive the matching shares. The Compensation Committee retains the discretion to permit release of matching shares in certain circumstances. In the event that the Corporation undergoes a change of control, restrictions on the matching shares will lapse and shares will be released.

ii) Long-term Incentives

Share option plans

To further align shareholder and executive interests and to drive long-term performance the Corporation operates two equity based incentive plans, the Company Share Option Plan (“CSOP”) and the Performance Related Share Option Plan (“PRSOP”). The policy for granting options to the named executives under this plan is targeted at the UK market median whilst recognizing the US market practice in this area, given the US listing of the Corporation and the shareholder profile. In 2008, the Compensation Committee reviewed this policy as it was recognized that the previous policy was below market practice in both the UK and USA. As a result a new grant policy was recommended to the Board and subsequently approved. The revised policy positions that element of overall compensation delivered through long-term incentive plans closer to market practice in the UK and US and ensures the balance between fixed and variable compensation is appropriate and in line with market practice. The grant policy used in 2008 therefore is as follows:

	CSOP grants as % of base salary	PRSOP grants as % of base salary
CEO	30%	90%
EVP Fuel Specs	25%	65%
Other Senior Executives	20%	55%

For example, the CEO will typically receive CSOP options, valued at market price, to the value of 30% of his base salary.

Other employees also participate in these plans but with a lower grant level.

In line with the focus on performance excellence, the performance rating of an individual is also taken into account in determining the grants made as follows:

Rating 1, defined as outstanding performance—150% of policy is granted

Rating 2, defined as exceeding performance expectations—125% of policy is granted

Rating 3, defined as a good performance—100% of policy is granted

If an individual receives a performance rating of below expectations for the year, they do not receive any stock option grants for that year.

The performance of the senior team is assessed by the CEO and the Compensation Committee. The CEO recommends a rating to the Compensation Committee. The Compensation Committee reviews these and assesses the performance of the CEO and makes a final recommendation on performance ratings to the full Board for approval.

This provides for a rigorous performance-related grant policy, in addition to the performance elements of the grants themselves.

In 2008, Mr. Jennings was rated as 1 for his 2007 performance and as such was awarded stock options at 150% of the policy levels. In the case of the other named executive officers, based on the assessment of their individual performance, as approved by the Compensation Committee, Mr. Williams, Dr. McRobbie and Mr. Cleminson were awarded stock options at 150% of the policy levels and Dr. Hessner was awarded stock options at 125% of the policy levels.

The grants are issued on a date set by the Compensation Committee each year. This is usually after the release of the annual financial results. The Compensation Committee determines the grant date to be used in advance and the share price used is typically the closing share price at the end of the day prior to the agreed grant date.

The Compensation Committee also has the discretion to grant options outside of the stated policy to reflect extraordinary company performance. In addition, the Compensation Committee, acting on behalf of the Board, has the discretion to grant options outside of the policy levels and annual grant process for retention or recruitment purposes.

CSOP

Under the CSOP, options are granted at market value and become exercisable after three years. All options have a ten year term. Options are granted within twenty days after the announcement of results or similar information.

Except in certain circumstances participants must remain in employment with the Corporation in order to be able to exercise their options. The exceptions to this include death, injury, ill-health or disability, redundancy and the transfer of the part of the business within which the option holder works. In these cases, under the rules of the Plan, options vest and the holder has a twelve month period within which to exercise the options.

In the event of a change of control of the Corporation, under the rules of the Plan, all options become immediately exercisable.

PRSOP

Under the PRSOP, participants are granted the right to acquire shares at no cost provided that specified performance criteria are achieved. The performance criteria that are set are designed to be “stretch” targets which focus on delivery of high performance and enhancing shareholder value. The performance criteria are regularly reviewed to ensure that they remain relevant and stretching. The criteria for awards made in 2008 are based on total shareholder return measured over a three year period starting with the financial year of the date of grant and the performance of the Corporation versus competitors as measured by share price performance over a three year period versus the Russell 2000 Index. The following levels of growth must be achieved before awards vest:

Compound growth in Total Shareholder Return per annum	Proportion of the 75% allocated to TSR vesting
10%	100%
8%	80%
6%	60%
Less than 6%	0% (nil)

Innospec Share price performance vs. Russell 2000 index	Proportion of the 25% allocated to relative performance vs. index vesting
110%	100%
100%	80%
90%	60%
Less than 90%	0% (nil)

Awards vest on a straight line basis between each threshold.

The grants are issued on a date set by the Compensation Committee each year. This is usually after the release of the annual financial results. The Compensation Committee determines the grant date to be used in advance and the share price used is typically the closing share price at the end of the day prior to the agreed grant date.

If participants cease employment with the Corporation prior to the end of the vesting period awards will lapse unless the Compensation Committee determines otherwise.

In the event of a change of control of the Corporation, under the rules of the Plan, all options become immediately exercisable.

Exceptional Performance

An additional long-term incentive plan designed to reward selected executives for delivering exceptional performance has been recommended by the Compensation Committee, working with its advisors, and approved by the Board in September 2007. Under this plan a discretionary bonus will be payable to eligible executives if the Innospec share performance out-performs that of competitors, as measured by the Russell 2000 Index, by a minimum of 10% over the three years from January 2008 to December 2010. The amount of bonus which can be earned will be a set cash amount for each one percentage point of out-performance. The maximum bonus under this plan will be payable for an out-performance versus the Russell 2000 Index of 30%. No bonus is payable under this plan if the Innospec share price does not out-perform the Russell 2000 Index by more than 10% over the three year period. Participants in this plan must still be in employment with the Corporation at the end of the three year period in order to be eligible to receive any payment under this plan. Eligibility for participation in the plan is at the discretion of the Compensation Committee, acting on behalf of the Board.

Mr. Jennings, CEO (who has since resigned), and Mr. Williams, Executive Vice President, Fuel Specialties, are the only executives eligible for participation under this plan. In the case of Mr. Jennings, the amount of bonus earned for each one percentage point of out-performance will be $400,000 and in the case of Mr. Williams the amount will be $200,000. In addition, as part of this plan to reward exceptional performance, a discretionary bonus to recognize exceptional performance prior to 2008 can be awarded.

C. Shareholding Guidelines

To further align shareholder and executive interests the Corporation has adopted a shareholding requirement for the executive team. All executives are required to acquire shares and to retain the equivalent of one times base salary. This level of shareholding must be reached within an agreed number of years from appointment. For example, in the case of the CEO, this is four years from the date of his appointment into his position. Only shares which are registered in the executive’s name are taken into account for these purposes. Unvested equity awards do not count. At the end of 2008, the shareholding of the CEO equated to 186.1% of his year end salary using the average share price during 2008 of $16.01 and the average exchange rate in 2008 of 1.8890.

D. Other Benefits and Perquisites

These are provided as appropriate and are set by reference to median market practice. They consist of pension arrangements, company car or car allowance, life, disability and medical cover. There are no nonqualified deferred compensation plans. Full details are set out in the footnotes to the Summary Compensation Table.

E. Post-termination Compensation

Post-termination arrangements vary depending on the nature of the termination event and are in accordance with UK market norms. Full details are set out in the footnotes to the Post Employment Payments table.

F. Non Employee Directors

There are also two share plans which are specific to the non employee directors (NEDs). Under the NED Stock Plan non-employee directors are required to take one quarter of their annual fee in the form of shares in the Corporation and are required to hold these as shares as long as they remain a NED with the Corporation. The plan is intended to align the interests of the directors with those of the Corporation and its shareholders.

The NEDs are also eligible to participate in the Non Employee Director Stock Option Plan. The policy for granting options under this plan is:

	Grant	Grant price
Annual grant	$45,000 worth of options	Market price on day prior to the day of grant

Initial grant	1000 options	Zero price

The annual basic fee for a NED is currently $40,000.

Under this plan, options become exercisable after three years and have a ten year term. Generally, NEDs must remain a NED in order to exercise their options except in the case of death in which case options are able to be exercised for a twelve month period after the date of death. If a NED ceases to be a NED with the Corporation prior to the end of the vesting period, at the discretion of the Compensation Committee, options can be exercised for a period of twelve months from the date of termination of Office.

COMPENSATION COMMITTEE REPORT

The Board has adopted a written Compensation Committee Charter.

As part of fulfilling its responsibilities, the Compensation Committee:

1.	reviewed and discussed the Compensation Discussion and Analysis report for fiscal year 2008 with management; and

2.	received the written Compensation Discussion and Analysis disclosure.

Based upon these reviews and discussions, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Corporation’s Compensation Discussion and Analysis be included in this Proxy Statement filed with the Securities and Exchange Commission.

Compensation Committee

Current Members	Position	Date Appointed

James M. C. Puckridge	Chairman	February 20, 2002

Joachim Roeser	Member	July 28, 2008

Peter Fearn	Member	July 28, 2008

COMPENSATION TABLES

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non Equity Incentive Compensation ($)	Change in Pension fund value and other deferred benefits ($)	All Other Compensation ($)	Total ($)
Paul W. Jennings President and Chief Executive Officer	2008	793,380			1,065,969	405,814	25,469	202,027	2,492,659
	2007	642,261	1,000,000		3,294,779	981,808	40,629	156,102	6,115,578
	2006	543,089	—		344,426	451,945	53,436	130,291	1,523,187

Ian P. Cleminson Executive Vice President and Chief Financial Officer	2008	278,253			235,684	94,080	340,137	81,236	1,029,390
	2007	249,902			131,041	232,441	0	86,649	700,033
	2006	178,924			128,926	93,900	0	45,654	447,404

Patrick S. Williams Executive Vice President and President Fuel Specialties	2008	514,067			434,996	536,161		67,520	1,552,744
	2007	436,317	500,000		1,597,352	590,859		68,929	3,193,457
	2006	375,421	125,000		128,098	365,500		63,086	1,057,105

Ian McRobbie Senior Vice President, Research and Technology	2008	252,884			240,365	89,765	80,749	65,334	729,097
	2007	240,307			157,186	222,851	96,855	64,059	781,258
	2006	228,862			90,327	138,415	89,537	147,602	694,743

Cathy Hessner Senior Vice President, Human Resources	2008	237,870			153,278	84,285	112,433	57,971	645,837
	2007	228,651			124,165	211,585	34,274	60,621	659,296
	2006	220,226			79,526	133,193	43,222	57,874	534,041

Commentary on Summary Compensation Table

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Mr. Jennings resigned as President, Chief Executive Officer and director of the Corporation on March 20, 2009. The Corporation filed a Form 8-K in this regard on March 24, 2009 which also describes the compensation and other terms on which Mr. Jennings has separated from the Corporation.

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Mr. Williams is paid in US dollars. All the other Executives above are paid in pounds sterling. For the purposes of the Summary Compensation Table, an exchange rate of 1.8890 is used for 2006, 2007 and 2008, being the average exchange rate for 2008. The Corporation does not provide restricted stock awards.

•

The non equity incentive payments for all Executives listed above relate to incentive compensation earned for the stated year under the Management Incentive Compensation Plan. Under this plan, Mr. Williams has a target bonus of 33.33% and a maximum bonus of 76.66%. In addition, he has an additional potential bonus of 50% based on the performance of the Fuel Specialties business in the Americas.

•

As part of the additional long-term incentive plan to reward delivery of exceptional performance, in 2007 Mr. Jennings and Mr. Williams were awarded discretionary bonuses of $1,000,000 and $500,000, respectively, to recognize the exceptional performance of the corporation over the previous two years. No other awards have been made under this plan.

•

In his employment agreement entered into at the time of the purchase of the Starreon business from the Joint Venture, it was agreed that Mr. Williams would receive a loyalty bonus subject to his continued employment with the Corporation and satisfactory performance in his role. In 2006, Mr. Williams received a payment of $125,000 under this agreement. There are no more payments due under this agreement.

•	Mr. Cleminson was appointed as Chief Financial Officer in July 2006, having previously worked for the Corporation as Financial Controller for the Fuel Specialties and Active Chemicals businesses.

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Mr. Jennings, Mr. Cleminson and Dr. Hessner are members of a defined benefit (final salary) pension plan (Innospec Limited Pension Plan). Under this scheme, they receive a pension on retirement of 1/57 of their pensionable salary for each year of service. The amount of their annual salary which is defined as pensionable under this scheme is capped and for 2008, this cap was set at $221,794. Salary in excess of this is not pensionable. Dr. McRobbie is also a member of this pension plan but is not subject to the cap on pensionable salary as he joined the scheme prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary is his full base salary. The values stated under the change in pension value and other deferred benefits relate to the increase in the qualified pensions in the Innospec Limited Pension Plan only. There are no non qualified pension benefits for the named executives.

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Mr. Cleminson and Dr. Hessner chose to transfer funds from another pension scheme into the Innospec Limited Pension Plan in 2008 and in return received service credits in the Plan. The value of the transferred funds in the case of Mr. Cleminson was $333,216 and $89,248 in the case of Dr. Hessner and is included in the change in pension fund value column in the table above.

•

The Corporation also provides a number of defined contribution pension plans for employees. The amount paid into these plans in 2008 for the named executives by the Corporation is included in all other compensation and is detailed below.

Mr. Jennings	$16,491
Mr. Cleminson	$34,059
Mr. Williams	$52,606
Dr. McRobbie	$24,187
Dr. Hessner	$16,491

•

For UK based executives, where pensionable salary is subject to a cap, executives receive a salary supplement of 20% in lieu of pension for any salary above the pensions cap. Any supplement paid is taxable. For 2008, the pensions cap was set at $221,794. The amount paid to individuals is included in all other compensation and is detailed below.

Mr. Jennings	$114,700
Mr. Cleminson	$11,939
Dr. Hessner	$3,598

•

Executives based in the UK are entitled to a leased company car or an allowance in lieu of a car. The allowance is set at $25,785 per annum. Mr. Jennings, Mr. Cleminson, Dr. Hessner and Dr McRobbie all elected to receive the allowance in 2008. The amount paid in 2008 for car allowance is included in all other compensation and is detailed below.

Mr. Jennings	$25,785
Mr. Cleminson	$25,785
Dr. Hessner	$25,785
Dr. McRobbie	$25,785

•

The named executives are eligible for medical insurance and life and disability insurance through programs which are available to substantively the majority of salaried employees in the relevant part of the business. The cost of these insurances is included in all other compensation and is detailed below.

Mr. Jennings	$45,051
Mr. Cleminson	$9,453
Mr. Williams	$14,374
Dr. McRobbie	$15,362
Dr. Hessner	$12,097

Grant Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Equity Plan Awards			All other Stock Awards: No. of Securities	All other Options Awards: No. of Securities	Exercise or Base Price of Option Awards ($)	Market price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum

Paul W. Jennings(*) President & Chief Executive Officer	02/20/08 02/20/08 02/20/08 03/01/08	32,713	43,618	54,522	10,200	2,884 15,290	0.000 20.230 20.230 0.000	20.230 20.230 20.230 18.640	725,143 22,409 118,803 199,614

Ian P. Cleminson Executive Vice President & Chief Financial Officer	02/20/08 02/20/08 02/20/08 03/01/08	6,367	8,489	10,611	3,300	1,082 2,776	0.000 20.230 20.230 0.000	20.230 20.230 20.230 18.640	141,126 8,407 21,570 64,581

Patrick S. Williams Executive Vice President & President Fuel Specialties	02/20/08 02/20/08 03/01/08	14,582	19,442	24,303	2,000	9,347	0.000 20.230 0.000	20.230 20.230 18.640	323,230 72,626 39,140

Ian McRobbie Senior Vice President, Research & Technology	02/20/08 02/20/08 02/20/08 03/01/08	6,104	8,138	10,173	3,900	2,884 815	0.000 20.230 20.230 0.000	20.230 20.230 20.230 18.640	135,301 22,409 6,333 76,323

Cathy Hessner Senior Vice President, Human Resources	02/20/08 02/20/08 02/20/08 03/01/08	4,829	6,439	8,049	1,200	1,268 1,659	0.000 20.230 20.230 0.000	20.230 20.230 20.230 18.640	107,052 9,852 12,890 23,484

(*)	Mr. Jennings resigned as a director and officer of the Corporation on March 20, 2009.

Commentary on Grants Based Awards Table

•	Details of the grant policy and performance criteria for the awards made in 2008 are covered earlier in the Compensation Discussion and Analysis.

•	The Grants of Plan Based Awards Table details awards made under three separate plans

¡	The PRSOP plan. Options are granted at zero price and vesting is subject to achievement of performance criteria as set by the Compensation Committee. In 2008, the performance criteria were set as:

1.	75% weighting on the compound increase per annum in Total Shareholder Return (“TSR”). The threshold level is set at 6% per annum over three years, in which case 60% of the options will vest. The target level is set at 8% per annum over three years, in which case 80% of the options will vest and the maximum level is set at 10% compound increase per annum in TSR in which case all the granted options will vest.

2.	25% weighting on the relative performance of Innospec share price versus the Russell 2000 Index. The threshold level is set at 90% of the Index performance in which case 60% of the options will vest. The target level is set at 100% of the Index performance in which case 80% of the options will vest and the maximum level is set at 110% of the Index performance (i.e. 10% out-performance) in which case all the granted options will vest.

¡	The CSOP plan. Options are granted at market price and vest after three years.

¡

The Co-Investment Plan. The named executives are required to use part of their annual incentive compensation to buy shares in the Corporation and an award of matching stock is made. In order to receive the matching shares, executives must remain employed with the Corporation and continue to hold the shares they purchased with their bonus. The stock awards detailed in the table under “All other stock awards” relates to the matching shares awarded under this scheme.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Un-Exercised Options Exercisable	Number of Securities Underlying Un-Exercised Options Un-Exercisable	Equity Incentive Plans Awards: Number of Securities: Underlying Un-Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Paul W. Jennings(*) President and Chief Executive Officer		9,640 6,286 18,174	10,000 14,444 14,146 50,000 50,000 200 32,713	9.97 27.09 20.23 0.00 0.00 0.00 0.00 0.00 0.00 0.00	02/13/2016 02/21/2017 02/20/2018 07/25/2015 02/13/2016 02/21/2017 03/02/2017 03/02/2017 03/12/2017 02/20/2018	5,326 2,192 10,200	31,370 12,911 60,078

Ian P. Cleminson Executive Vice President and Chief Financial Officer		1,354 3,858	428 10,000 2,438 200 6,367	27.09 20.23 0.00 0.00 0.00 0.00 0.00	02/21/2017 02/20/2018 02/13/2016 07/05/2016 02/21/2017 03/12/2017 02/20/2018	352 3,300	2,073 19,437

Patrick S. Williams Executive Vice President and President Fuel Specialties		5,270 3,052 9,347	6,320 5,495 20,000 30,000 200 14,582	9.97 27.09 20.23 0.00 0.00 0.00 0.00 0.00 0.00	02/13/2016 02/21/2017 02/20/2018 02/13/2016 02/21/2017 03/02/2017 03/02/2017 03/12/2017 02/20/2018	1,500 2,000	8,835 11,780

Ian McRobbie Senior Vice President, Research & Technology	3,140	3,060 1,654 3,699	3,668 2,978 200 6,104	9.89 9.97 27.09 20.23 0.00 0.00 0.00 0.00	02/18/2015 02/13/2016 02/21/2017 02/20/2018 02/13/2016 02/21/2017 03/12/2017 02/20/2018	1,630 366 3,900	9,601 2,156 22,971

Cathy Hessner Senior Vice President, Human Resources		2,940 1,274 2,927	3,528 2,293 200 4,829	9.97 27.09 20.23 0.00 0.00 0.00 0.00	02/13/2016 02/21/2017 02/20/2018 02/13/2016 02/21/2017 03/12/2017 02/20/2018	700 354 1,200	4,123 2,085 7,068

(*)	Mr. Jennings resigned as a director and officer of the Corporation on March 20, 2009.

With respect to non vested or unearned performance based share options, the number of shares reported in the table is based on achieving threshold performance goals, as in the previous fiscal year (2008) the performance achieved did not exceed the threshold performance levels as detailed below:

•	6% increase in TSR per annum for options which expire in February 2016

•	4% increase in TSR per annum and relative performance of 90% of the Chemical Week 75 performance for those options which expire in February 2017

•	6% increase in TSR per annum and relative performance of 90% of the Russell 2000 Index performance for those options which expire in February 2018

The number of shares reported for Mr. Cleminson in the case of those granted in July 2006, which expire on July 5, 2016 and those reported for Mr. Williams and Mr. Jennings in the case of those which expire on March 2, 2017, are based on full achievement of the performance criteria as this is the expected outcome in each case. In the case of the 200 options granted to all named officers which expire on March 12, 2017 the number of shares reported in each case is based on the full achievement of the performance criteria as this is the expected outcome.

With respect to the options granted in February 2006 at zero cost and due to expire in February 2016, the Compensation Committee, after taking appropriate advice have considered the appropriateness of the performance conditions including vesting dates given the excessive and uncertainty volatility in the financial markets. Under the rules of the PRSOP Plan the Compensation Committee have the power to change performance conditions providing that any such change would be no more or less difficult to satisfy than when originally imposed. After due consideration the Compensation Committee have concluded that given the excessive volatility of the financial markets it is appropriate to extend the vesting period for the PRSOP options granted in February 2006 by two years and to extend the performance measure for a further two years. The earliest possible vesting date for these options, subject to achievement of performance measures as detailed below, will now be February 2011 and the expiry date remains unchanged at February 2016.

% growth in TSR per annum by 2010 year end compared to 2005 year end position of $8.20 (share price of $8.13 plus 7 cents dividend (post split values))	% of total shares vesting
10% average compound growth per annum	100%
8% average compound growth per annum	80%
6% average compound growth per annum	60%
Less than 6%	0

Options Exercise and Stock Vested Table

The following table provides information for the named executive officers on stock option exercises during the fiscal year 2008, including the number of shares acquired on exercise and the value realized.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realised on Exercise	Number of Shares Acquired on Vesting	Value Realised on Vesting
Paul W. Jennings(*)	16,920	331,886	1,556	30,080
	5,640	54,877
Ian P. Cleminson	480	9,451
Patrick S. Williams	1,200	24,372
Ian McRobbie	5,004	52,651	636	12,295
	978	11,053
	2,600	19,725
	7,700	146,967
	1,182	22,560
	48,000	916,162
	9,420	190,190
Cathy Hessner	6,800	137,212	612	11,831
	2,260	13,146

(*)	Mr. Jennings resigned as a director and officer of the Corporation on March 20, 2009.

The aggregate dollar amount realized on exercise of option awards was computed by calculating the closing price of all underlying common stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares underlying the options exercised.

Pensions Benefit Table

Name	Plan Name	Number of years of credited service at December 31, 2008	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year
Paul W. Jennings(*) President and Chief Executive Officer	Innospec Limited Pension Plan	7.563	301,989	0

Ian Cleminson Executive Vice President and Chief Financial Officer	Innospec Limited Pension Plan	14.333	340,137	0

Ian McRobbie Senior Vice President, Research and Technology	Innospec Limited Pension Plan	7.00	531,444	0

Cathy Hessner Senior Vice President, Human Resources	Innospec Limited Pension Plan	8.771	305,463	0

(*)	Mr. Jennings resigned as a director and officer of the Corporation on March 20, 2009.

•

The Corporation operates a defined benefit pension plan for relevant employees based in the UK called the Innospec Limited Pension Plan. The scheme was available to all employees in the UK, but is now effectively closed to new members. Mr. Jennings, Mr. Cleminson, Dr. McRobbie and Dr. Hessner are members of this scheme. The Corporation does not participate in any other defined benefit pension arrangements in respect of any of the named executives. The Defined Benefit Pension Table therefore covers the Innospec Limited Pension Plan only.

•

The scheme provides a pension on retirement of 1/57 of pensionable salary for each year of service. The amount of annual salary which is defined as pensionable under this scheme is capped and for 2008 this cap was set at $221,794. In the case of Mr. Jennings, Mr. Cleminson and Dr. Hessner, salary in excess of this is not pensionable. Dr. McRobbie is also a member of this pension plan but is not subject to the cap on pensionable salary as he joined the scheme prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary is his full base salary.

•

In the case of the named executives, pensionable salary under the scheme is defined as base salary only, up to the pensions cap where relevant. Any bonus payments or supplementary payments are not treated as pensionable.

•

Under the rules of the Plan, normal retirement age is 65 although members can retire at 60 without an actuarial reduction. Retirement between the ages of 55 and 60 is permitted, but the pension payable is reduced by an amount determined by the actuarial advisors to the trustees of the Plan. If a member of the scheme is made redundant by the Corporation and is already age 50 or over, then, under the rules of the Plan, they are able to take their pension immediately without any actuarial reduction. If, however, a member was under 50 at the time of severance, they would be entitled to unreduced pension benefits from age 55. From April 2010, the minimum age from which pension benefits can be paid will increase to 55, (with the exception of certain members protected under UK pensions legislation). The earliest age Mr. Cleminson would be able to take his pension, if he were made redundant, would be 55. Mr. Jennings, Dr. McRobbie and Dr. Hessner are classed as protected members and are therefore unaffected by the change in April 2010. Any benefit paid would be in the normal form payable by the Plan, namely a monthly pension with an option to surrender part of this pension for a tax free lump sum, in line with UK tax regulations.

•

If an individual chooses to transfer benefits into the Plan from another scheme, they will be provided with a service credit in lieu of the transferred in benefits. The amount of service credit given is calculated by the actuaries on behalf of the Trustees of the Plan and is designed to be cost neutral to the Plan. The right to transfer is subject to the approval of the Trustees of the Plan.

•

Mr. Jennings joined the Innospec Limited Pension Plan on July 1, 2004 and received a service credit of 3.063 years in lieu of transferred in benefits from another scheme. His credited service in the Plan at December 31, 2008 was therefore 7.563 years. Dr. Hessner joined the Innospec Limited Pension Plan on July 1, 2004, and on joining the Plan, received a service credit of 1.708 years in lieu of transferred in benefits. In addition, Dr. Hessner received a further service credit of 2.563 years in lieu of additional transferred in benefits from another scheme, giving a total credited service in the Plan at December 31, 2008 of 8.771 years. Mr. Cleminson joined the Innospec Limited Pension Plan on October 1, 2008, and on joining the Plan, received a service credit of 14.083 years in lieu of transferred in benefits, giving a credited service in the Plan at December 31, 2008 of 14.333 years.

•	The Corporation does not provide any non qualified deferred compensation programs.

•	The present value of accumulated benefits as at December 31, 2008 has been calculated using the following principal assumptions

Discount rate	6.5%
Post retirement pensions Increases	3.0% per annum on pensions in excess of the Guaranteed Minimum Pension (GMP). GMP is assumed to increase in line with statutory requirements.

Pre retirement decrements	Individuals are assumed to remain in service and retire at the earliest age at which they can take their full pension benefits unreduced in normal health and circumstances (age 60 for each of the above individuals).

Post retirement mortality	PA92 series tables projected to current calendar year. An allowance is made for future improvements in mortality which is equivalent to reducing the discount rate by 0.25% pa. The discount rate of 6.5% pa is before this reduction.

Post Employment Payments Table

Name & Principal position	Benefit	Retirement ($)	Termination without cause ($)	Termination in event of Change of Control ($)	Death in Service ($)
Paul W. Jennings(*)	Cash Severance—Salary and benefits	0	819,165	1,638,330	0
President and Chief Executive Officer	Cash Severance—Bonus	0	436,359	872,718	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	0	0	1,426,122	1,426,122
	Life Assurance	0	0	0	3,173,520

	Total	0	1,255,524	3,937,170	4,599,642

Ian P. Cleminson	Cash Severance—Salary and benefits	0	309,158	618,315	0
Executive Vice President and Chief Financial Officer	Cash Severance—Bonus	0	113,349	226,698	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	0	0	174,332	174,332
	Life Assurance	0	0	0	1,133,491

	Total	0	422,507	1,019,345	1,307,823

Patrick S. Williams	Cash Severance—Salary and benefits	0	504,259	1,008,518	0
Executive Vice President and President, Fuel Specialties	Cash Severance—Bonus	0	420,199	840,398	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	0	0	606,440	606,440
	Life Assurance	0	0	0	630,324

	Total	0	924,458	2,455,356	1,236,764

Ian McRobbie	Cash Severance—Salary and benefits	0	280,800	561,600	0
Senior Vice President, Research & Technology	Cash Severance—Bonus	0	102,006	204,012	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	0	0	179,074	179,074
	Life Assurance	0	0	0	1,020,060

	Total	0	382,806	944,685	1,199,134

Cathy Hessner	Cash Severance—Salary and benefits	0	265,227	530,454	0
Senior Vice President, Human Resources	Cash Severance—Bonus	0	95,777	191,554	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	0	0	136,324	136,324
	Life Assurance	0	0	0	957,768

	Total	0	361,004	858,332	1,094,092

(*)	Mr. Jennings resigned as President, Chief Executive Officer and director of the Corporation on March 20, 2009. The Corporation filed a Form 8-K in this regard on March 24, 2009 which also describes the compensation and other terms on which Mr. Jennings has separated from the Corporation.

•	In the case of resignation, none of the named executives would be entitled to any post employment payments from the Corporation.

•

In terms of any payments relating to stock options, the named executives are treated in line with the majority of salaried employees in their relevant business in the event of retirement or change of control. In the case of retirement under the rules of the Company Share Option Plan (“CSOP”), any CSOP options granted will vest and become exercisable; whilst under the rules of the Performance Related Share Option Plan (“PRSOP”) options which have not vested will lapse. In both cases, the named executives are treated as all other employees with options under the plan. The value of any share options which will become exercisable under each scenario, using the 2008 year end share price of $5.89, is included in the table above.

•

In the case of a change of control, under the rules of the stock option plans, all options will become exercisable. Change of control is deemed to have occurred if a person or group becomes the beneficial owner of 30% or more of the combined voting power of the Corporation; there is a consolidation or merger and the Corporation is not the surviving corporation; the shareholders of the Corporation approve plans or proposals for a liquidation or dissolution of the Corporation or, if following a cash offer or merger, the members of the Board cease to constitute a majority of the Board. The value of any share options which will become exercisable in these scenarios, using the year end share price of $5.89, is included in the table above.

•

Named executives based in the UK are provided with life assurance cover at four times their base salary if they die in service. In the case of executives based in the US, the death in service cover is 1.25 times base salary. The amount of these potential payments for each named officer is included in the table above.

•

In case of termination without cause, the Corporation would normally be liable for a severance payment to the individual. The severance payment would normally cover loss of salary and other direct compensation for the duration of the notice period specified in the employment agreement with the executive. In the case of all the named executives, this notice period is twelve months. In addition, in line with the rules of the share option plans, any CSOP options would vest and the executive would have twelve months from the date of termination to exercise these and any vested options under any of the share plans. With regards to the options, the named executives are treated the same way as other employees who hold options under the plans. The amounts detailed in the post employment payments table include the severance payments and the value of any share options which will become exercisable, using the year end share price of $5.89.

•

The named executives have a change of control agreement with the Corporation. This specifies that in the event of a change of control of the Corporation, then if the Corporation terminates the executive within twelve months of the change of control, or if the executive terminates his employment within twelve months for good cause, the executive will be entitled to a compensation payment. In the case of the Corporation terminating the executive, this is calculated as twenty four months compensation defined as base salary, bonus at target and any car allowance from the date of notice of termination. If the executive terminates his employment, the payment is calculated as twenty four months compensation, defined as above, from the date of the change of control. In addition, under the rules of the share option plans, all options would vest on the change of control. The named executives are treated in the same way as other employees who hold options under the plans. The amounts detailed in the post employment payments table include the compensation payments and the value of any share options which will become exercisable, using the year end share price of $5.89 as an indication.

•

As part of their employment agreement with the Corporation, each of the named executives, including the Chief Executive Officer and the Chief Financial Officer is subject to a twelve month non solicitation period, with respect to customers and employees, and a twelve month non compete period, from the date their employment with the Corporation ends.

Directors Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Stock Incentive Compensation	All Other Compensation	Total ($)
Robert E. Bew	194,300	34,986	17,280			246,567
James M. C. Puckridge	128,450	9,993	17,280			155,724
Martin M. Hale	134,300	9,993	17,280			161,574
Charles M. Hale[1]	40,950	9,993	17,280			68,224
Hugh G. C. Aldous	123,350	9,993	17,280			150,624
Samuel A. Haubold[1]	60,500	9,993	17,280			87,774
Joachim Roeser	85,750	9,993	27,220			122,964
Peter Fearn	81,250	9,993	27,220			118,464

1.	Mr. C. Hale and Mr. S. Haubold retired from the Board on May 6, 2008.

Under the NED Stock Plan, the Non Employee Directors are required to take one quarter of their annual retainer fee in stock in the Corporation. This is taken at fair market value and the NEDs are required to hold the stock as long as they remain a NED.

During fiscal year 2008 the non-employee directors received the following compensation:

•	An annual retainer of $140,000, paid quarterly, to Dr. Bew, as Chairman of the Board;

•

Mr. Bew received a fee of $5,000 as a member of the Audit Committee for nine months of 2008 and received a fee of $1,500 for acting as Chairman of the Nominating and Governance Committee for three months of the year;

•	An annual retainer of $40,000, paid quarterly, for all other non employee directors. In the case of Mr. C. Hale and Mr. Haubold, the value of the retainer paid in the year was $20,000;

•	Mr. Puckridge received an annual retainer of $6,000 as Chairman of the Compensation Committee;

•	Mr. Haubold received a retainer of $3,000 in total as Chairman of the Nominating and Governance Committee until his retirement from the Board;

•	Mr. M. Hale received an annual retainer of $16,000 as Chairman of the Audit Committee;

•	Mr. Aldous received a retainer of $1,500 as Chairman of the Nominating and Governance Committee since October 2008 as well as receiving an annual retainer of $5,000 as member of the Audit Committee;

•	Mr. C. Hale received a retainer of $2,500 in total as a member of the Audit Committee until his retirement from the Board;

•	Each NED receives a daily fee of $2,500 for each Board Meeting attended;

•	Each NED receives a daily fee of $1,800 for each Committee Meeting attended and for special assignments;

•	Mr. Puckridge also acts as Chairman of the UK Pension Fund Trustees on behalf of the Corporation and as such receives an annual retainer of $25,000 and $1,800 per day for attending pensions meetings;

•

Each director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its Committees and related activities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Corporation’s Common Stock and other equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation’s Common Stock or other equity securities with the SEC. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that each of its officers, directors and beneficial owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements applicable to them during fiscal 2008.

TRANSACTIONS WITH EXECUTIVES, OFFICERS, DIRECTORS AND OTHERS

During the past fiscal year, the Corporation and its subsidiaries had no transactions in which any director, or any member of the immediate family of any director, had a material direct or indirect interest reportable under the applicable rules of the SEC. The Corporation has not made any charitable contributions to any charity on which any director serves as an executive officer.

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS

The Corporation has retained and continues to retain Kirkland & Ellis International LLP, a law firm in which Mr. Haubold was formerly a partner, to perform significant legal services for the Corporation. Mr. Haubold retired from Kirkland & Ellis International LLP in June 2003 and he retired as a Director of the Corporation on May 6, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The table “Beneficial Owners as of December 31, 2008” sets forth certain information with respect to the beneficial ownership of the Corporation’s Common Stock as of December 31, 2008 by holders of more than 5% of the Corporation’s outstanding Common Stock and as of December 31, 2008. The table “Share Ownership of Directors and Officers” sets forth information with regard to the directors of the Corporation and the executive officers of the Corporation included in the Summary Compensation Table in the CD&A (“Named Executives”), and all current directors and executive officers of the Corporation as a group. As of December 31, 2008, excluding treasury stock, there were 23,598,116 shares of Common Stock outstanding. According to the rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within sixty days through the exercise of an option, warrant, right of conversion of a security or otherwise. The percentage of the Corporation’s Common Stock beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities that the person holds which are exercisable or convertible within sixty days of December 31, 2008 for five percent holders and executive officers of the Corporation. To the knowledge of the Corporation, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated, the business address of each person is the Corporation’s corporate address.

Beneficial Owners as of December 31, 2008

(Information as Reported in Schedule 13Gs as of December 31, 2008)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Tontine (through various funds)(1) 55 Railroad Avenue 3rd Floor Greenwich CA 06830	4,828,345	20.50%

T. Rowe Price Associates, Inc(2) 100 East Pratt Street Baltimore MD 21202	3,116,100	13.20%

FMR LLC(3) 82 Devonshire Street Boston MA 02109	2,029,971	8.60%

Based on a review of filings with the Securities and Exchange Commission, the Corporation is unaware of other holders of more than 5% of the outstanding shares of Innospec Inc Common Stock.

Notes

(1)	According to Schedule 13D dated November 10, 2008 filed jointly by Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”), Tontine 25 Overseas Master Fund, L.P., a Cayman Islands limited partnership (“T25”), Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM”), Tontine Capital Overseas Master Fund , L.P., a Cayman Islands limited partnership (“TMF”), Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”) and Jeffrey L. Gendell (“Gendell”), 4,828,345 shares are jointly controlled by Gendell split into the various funds as follows:

TCP	4,202,663	17.80%
T25	99,700	0.40%
TCM	4,302,363	18.20%
TMF and TCO	525,982	2.20%
Gendell	4,828,345	20.50%

(2)	According to a Schedule 13G dated February 13, 2009 filed jointly by T. Rowe Price Associates, Inc., a Maryland corporation, (“T. Rowe Price”) and T. Rowe Price Small-cap Value (“TRP Fund”), T. Rowe Price and TRP Fund beneficially hold 2,306,400 shares. T Rowe Price has sole voting power over 737,700 shares and TRP Fund sole voting power over 2,306,400 shares. T Rowe Price has sole dispositive power over 3,116,100 shares.
(3)	According to a Schedule 13G dated February 16, 2009 filed jointly by FMR LLC. (“FMR”), Edward C Johnson 3d (“Mr. Johnson”), Fidelity Management & Research Company (“FM&R”) and Fidelity Low-Priced Stock Fund (“Fidelity Stock”), various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock shown as beneficially owned by FM&R and Fidelity Stock. Edward C. Johnson 3d and FMR, through its capital of FM&R and Fidelity Stock have sole power to dispose of the shares.

Share Ownership of Directors and Officers

as of January 31, 2009

The following table sets forth the amount of the Corporation’s common stock beneficially owned by each of the directors, the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Corporation:

Name	Shares Owned Directly or Indirectly	Shares Underlying Options Exercisable within 60 days	Total	Percent of Class
Hugh G.C. Aldous(1)	8,377	8,652	17,029	*
Robert E. Bew	57,206	3,312	60,518	*
Ian P. Cleminson	4,335	0	4,335	*
Peter Fearn	531	0	531	*
Martin M. Hale(2)	229,765	43,244	273,009	*
Cathy Hessner	17,537	3,640	21,177	*
Paul W. Jennings(3)	92,251	14,966	107,217	*
Ian McRobbie	49,973	7,830	57,803	*
James M.C. Puckridge	9,339	6,652	15,991	*
Joachim Roeser	531	0	531	*
Patrick S. Williams	18,700	5,270	23,970

Directors and Executive Officers as a group (15 persons)(4)	504,811	104,816	609,627	*

Notes:

(*)	Less than 1%
(1)	In the case of Mr. Aldous this figure Includes 6,000 shares held by Union Pension Trustees
(2)	In the case of Mr. Hale, this figure includes 24,000 over which Mr. Hale disclaims beneficial ownership as such shares are held indirectly through a trust.
(3)	Mr. Jennings resigned as a director and officer of the Corporation on March 20, 2009.
(4)	Includes the above named directors and officers as well as Mr. Hartley and Mr. Shone.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2008, relating to current stock option plans of the Corporation approved by security holders pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares have been granted from time to time under the CSOP, PRSOP, NEDs’ Stock Option Plan, Co-Investment Plan, NED Stock Plan and Savings Related Plan. The Corporation does not have any equity compensation plans which have been not been approved by security holders.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights a	Weighted average exercise price of outstanding options, warrants and rights b	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) c
Equity compensation plans approved by security holders	844,551	$4.073	1,812,338
Equity compensation plans not approved by security holders	0	0	0

Total	844,551	$4.073	1,812,338

The closing price of the Corporation’s Common Stock on NASDAQ Stock Market on March 11, 2009 was $3.22.

AUDIT COMMITTEE REPORT

The Board has adopted a written Audit Committee Charter.

As part of fulfilling its responsibilities, the Audit Committee:

1.	held meetings with the Corporation’s internal auditors and the independent registered public accounting firm, both in the presence of management and privately to discuss the overall scope and plans for the respective audits, the results of the audits, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s final reports;

2.	reviewed and discussed the audited financial statements for fiscal year 2008 with management and the independent registered public accounting firm;

3.	discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

4.	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed that firm’s independence with representatives of the firm. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Corporation is compatible with its independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

Principal accountant fees and services

Aggregate fees for professional services rendered for the Corporation by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2008 and 2007 (Note 1) were:

	2008	2007
	$,000	$,000
Audit	1,418	1,463
Audit related	—	3
Tax: Compliance	—	5
Advisory	90	164

Tax Total	90	169
Other	7	29

Total	1,515	1,664

Audit, Audit related, tax compliance	1,418	1,471
Tax advisory and other fees	97	193

	1,515	1,664

Note 1:	A substantial proportion of the fees billed in all of the categories as of or for the years ended December 31, 2008 and 2007 are denominated in a currency other than US dollars. Accordingly, fees billed as of or for both periods have been translated at consistent exchange rates.

Note 2:	The aggregate fees included in Audit Fees are fees billed for the fiscal years for the audits of the consolidated financial statements of the Corporation, statutory and subsidiary audits, and review of documents filed with SEC. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

The Audit Related fees as of the year ended December 31, 2007 were for assurance and services relating to consultations concerning financial accounting and reporting standards.

Taxation Compliance fees as of the year ended December 31, 2007 were for services related to tax compliance, including the preparation of tax returns and claims for refund.

Taxation Advisory fees as of the years ended December 31, 2008 and 2007, respectively, were for tax planning and tax advice and advice related to mergers and acquisitions.

Other fees as of the years ended December 31, 2008 and 2007, respectively, were for services related to IFRS training, US GAAP training, testing of subsidiary merger documents and advice on the stock split.

Audit Committee Pre-approval Policies and Procedures

The Corporation’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services in August 2005. This was attached as an appendix to the Corporation’s 2006 Proxy Statement. For the years ended December 31, 2008 and 2007, no fees were paid to the principal accountant for which the de minimis exception was used. The Audit Committee reviewed and approved the audit and non-audit services rendered by PricewaterhouseCoopers to the Corporation during the year 2008 and concluded such services were compatible with maintaining PricewaterhouseCoopers’ independence.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Corporation specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

AUDIT COMMITTEE

Current Members	Position	Date Appointed
Martin M. Hale	Chairman	February 20, 2002
Hugh G.C. Aldous	Member	February 15, 2005
Robert E. Bew	Member	July 28, 2008

INFORMATION REGARDING THE CORPORATION’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of the Corporation, selected by the Audit Committee for the fiscal year ending December 31, 2009, is PricewaterhouseCoopers LLP, 101 Barbirolli Square, Lower Mosley Street, Manchester, M2 3PW, England. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in this Proxy Statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed Proxy Form have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

SOLICITATION AND EXPENSES OF SOLICITATION

The solicitation of proxies will be made initially through the internet and by e-mail. The Corporation’s directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who will mail material to or otherwise communicate with the beneficial owners of shares of the Corporation’s Common Stock. All expenses of solicitation of proxies will be paid by the Corporation.

ANNUAL REPORT TO STOCKHOLDERS

A copy of the Corporation’s 2008 Annual Report on Form 10-K to Stockholders for the fiscal year ended December 31, 2008 is now available to Stockholders via the internet at www.envisionreports.com/iosp. Stockholders who require a printed copy of the Annual Report on Form 10-K to Stockholders may obtain one by writing or calling Investor Relations, Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, telephone +44 151 355 3611, or by e-mail to investor@innospecinc.com.

STOCKHOLDERS’ PROPOSALS FOR THE 2010 ANNUAL MEETING

The Corporation anticipates holding its 2010 Annual Meeting of Stockholders on May 6, 2010.

Under the regulations of the Securities and Exchange Commission, any stockholder desiring to make a proposal to be acted upon at the 2010 Annual Meeting of Stockholders and have it included in our proxy materials must present such proposals to the Secretary of the Corporation not later than December 1, 2009.

Stockholder proposals or director nominations not included in a proxy statement for an annual meeting must comply with the advance notice procedures and information requirements set forth in the by-laws of the Corporation in order to be properly brought before that annual meeting of stockholders. Under the Corporation’s by-laws, any stockholder desiring to make a proposal to be acted upon at the 2010 Annual Meeting of Stockholders must present such proposals to the Secretary of the Corporation not before February 8, 2010 or later than March 9, 2010.

By order of the Board of Directors

Andrew Hartley

Vice President and General Counsel

March 27, 2009

PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR NOTICE OR ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN MATERIALS SIGN, DATE AND RETURN YOUR PROXY CARD

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MR A SAMPLE DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2009.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/iosp

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2.

1. Re-election of Director:

For

Withhold

01 - James M.C. Puckridge

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2. To ratify the appointment of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

For

Against

Abstain

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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2009 Annual Meeting of Innospec Inc. Stockholders May 7, 2009, 10:00 a.m. Local Time

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Innospec Inc.

This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Ian P. Cleminson with full power of substitution, as the proxy of the undersigned, to attend the Annual Meeting of Stockholders to be held on Thursday, May 7, 2009, at 10:00 a.m. and any adjournment or postponement thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card.

THIS PROXY WILL BE VOTED AS SPECIFIED; OR IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEE AND “FOR” PROPOSAL 2.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.